MAYTAG SELLS HOOVER EUROPEAN APPLIANCE GROUP



NEWTON, IOWA--(May 30, 1995)-- Maytag Corporation today

announced it has agreed to sell its Hoover European Appliance

Group to Candy S.p.A., a leading European producer of

household appliances, for approximately $170 million.  The

Hoover European Appliance Group manufactures and sells floor care products and household appliances throughout Europe.

Included in the sale will be the Hoover European Appliance

Group's headquarters and two manufacturing sites in the U.K.,

and a manufacturing site in Portugal.  Additionally, Candy

will acquire rights to the Hoover trademark in Europe, and

parts of the Middle East and Northern Africa.  The sale does not involve Maytag's other operations, including its Hoover

business in North America.

     "This is a strategic decision to focus on growing our

core North American appliance and floor care businesses, which include Hoover North America," said Maytag Chairman and CEO

Leonard A. Hadley.  "The proceeds will give us additional

flexibility in increasing shareowner value.  Maytag will

continue to export its other brand name major appliances

through Maytag International, and continue the international growth of our vending equipment business, Dixie-Narco.


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     "Candy, a private company based in Monza, Italy, is a

quality company with a proud history in the European appliance business," Hadley said.  "Going forward, we welcome this

opportunity to explore additional commercial relationships

with Candy in floor care and major appliances."

     Maytag has owned the Hoover European Appliance Group

since 1989, when it acquired Chicago Pacific Corp., which

owned the business at the time.

     For the first quarter 1995, the Hoover European Appliance

Group reported increased sales and operating income of $1.2

million, versus a loss of $3.7 million a year ago.

     The sale is expected to be completed by the third quarter

1995.  It will result in a book loss of approximately $130

million for Maytag.  "However, it will not have a significant impact on Maytag's 1995 earnings outlook and the cash

generated will allow Maytag essentially to complete our

balance sheet restructuring and increase our commitment to our core markets," Hadley added.

     Maytag Corporation is the leading North American producer

of premium brand appliances, Maytag and Jenn-Air brands, and the leading North American producer of floor care products

under the Hoover brand.  The corporation also produces and

markets major appliances under the Magic Chef and Admiral

brands, and under private label brands. Dixie-Narco is the

corporation's vending equipment manufacturer.  Maytag is

headquartered in Newton, Iowa, with principal manufacturing


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facilities in North America and approximately 16,000 employees worldwide.  Maytag sales in 1994 were $3.4 billion.



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Media:  Contact Tom Schwartz at Maytag  515-791-6342